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                                                                 EXHIBIT 99.N(i)

                    [PINHEIRO NETO - ADVOGADOS LETTERHEAD]

Sao Paulo, November 16, 1995

Re:  THE BRAZIL FUND, INC. - RIGHTS OFFERING


Dear Sirs,



            1. - We have acted as legal advisers in Brazil to The Brazil Fund, Inc. (the "Fund") in connection with the rights offering by the Fund to its shareholders of record, entitling the holders thereof to subscribe for shares of the Fund's common stock (the "Offer").

            2. - In this capacity, we have examined:

                 (i)     the Prospectus; and

                 (ii)    the Statement of Additional Information.

            3. - Terms defined in the Prospectus and the Statement of Additional Information are used herein as therein defined.

            4. - In giving this opinion, we have assumed that:

                 (a) all documents submitted to us as copies or specimen documents conform to their originals;

                 (b) the documents have been validly authorized, executed and delivered by all of the parties thereto; and

                 (c) the signatures on the originals of all documents submitted to us are genuine.



TO:
THE BRAZIL FUND, INC.
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PINHEIRO NETO - ADVOGADOS                                                    -2-



          5. - Based upon and subject to the above, we are of the opinion that:

               (1) the information in the Prospectus and in the Statement of Additional Information has been reviewed by us and, to the extent that it relates to matters of Brazilian law or legal conclusions thereunder, is an accurate and complete description of all Brazilian law or legal conclusions applicable to the Fund and to the operation of its business in Brazil as described in the Prospectus and in the Statement of Additional Information. At the date of this letter, such information did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. We have no reason to believe that the Prospectus and the Statement of Additional Information, and each amendment or supplement thereto, as of their respective effective or issue dates, contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

               (2) the statements in the Statement of Additional Information under the heading "Taxation - Brazilian Taxes", to the extent that they constitute matters or law or legal conclusions thereon, have been reviewed by us and are correct in all material respects.

          6. - We express no opinion as to any laws other than the laws of Brazil as in effect at the date of this letter, and have assumed that there is nothing in any other law that affects our opinion. We are giving this opinion to you solely for the benefit of the Offer. This opinion is not to be circulated, quoted or otherwise referred to for any other purpose. You may, however, provide a copy to your legal advisers.

          7. - We hereby consent to the use in the Statement of Additional Information of our opinion as to certain Brazilian tax matters under the heading "Taxation - Brazilian Taxes" and to the reference to our firm under the heading "Validity of the Shares" in the Prospectus. We also consent to the use of this opinion in the Registration Statement filed by the Fund in connection with the Offer. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section VII of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                      PINHEIRO NETO - ADVOGADOS



                            By  /s/ J.M. Pinheiro Neto
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